UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                    FORM 144

                                NOTICE OF PROPOSED SALE OF SECURITIES
              PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

ATTENTION:             Transmit  for  filing 3 copies of this form  concurrently
                       with  either  placing  an order  with a broker to execute
                       sale or executing a sale directly with a market maker.
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1 (a) NAME OF ISSUER (Please type or print)      (b) IRS IDENT. NO   (c) S.E.C.
                                                                     FILE NO.

     Pendaries Petroleum Ltd.                     52-2051576
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1 (d) ADDRESS OF ISSUER       STREET     CITY      STATE          ZIP CODE



     8 Greenway Plaza  Ste. 910         Houston,  TX        77046
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   (e) TELEPHONE NO.    AREA
                        CODE (713) NUMBER  355-2900
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2 (a) NAME OF PERSON (b) SOCIAL    (c)RELATION.(d) ADDRESS ST.  CITY  ST   ZIP
FOR WHOSE ACCT. THE      SECURITY #   TO ISSUER
SECURITIES ARE TO BE     ORDERS
SOLD                     IDENT. NO.
                                                   4080 Ibis Circle Point
Guy B. Snowden      ###-##-####    Director        Boca Raton, FLA   33431
--------------------------------- ------------------ -------------- ------------

  INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C File Number.




3 (a)          (b)                               SEC USE ONLY    (c)           (d)          (e)           (f)           (g)
Title of the                                                     Number of     Aggregate    Number of     Approximate   Name of Each
  Class of     Name and Address of Each Broker   Brokers/Dealers  Shares       Market       Shares or     Date of Sale  Securities
 Securities    Through Whom the                   File Number     Or Other     Value        Other Units   (See instr.   Exchange
 To Be Sold    Securities are to be Offered or                    Units To Be  (See instr.  Outstanding    3 (f))       (See instr.
                      Each Market Maker                           Sold (See     3 (d))      (See instr.   (MO. DAY YR.)  3 (g))
               Who is Acquiring the Securities                    instr 3 (c))              3(e))

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                               Oliver St.Tower
                               125 High St.
                               Boston, MA  02110 2704                          A/o 12-25-98
 Common Stock   Goldman Sachs                                    101,861       38,198       8,781,970     12-29-98        AMEX
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
INSTRUCTIONS:
1.  (a) Name of issuer.
    (b) Issuer's I.R.S.  Identification  Number
    (c) Issuer's S.E.C. File number, if any
    (d) Issuer's  address,  including  zip code.
    (e) Issuer's  telephone number, including area code.

2.  (a) Name of person for whose account the securities are to be sold.
    (b) Such person's Social Security or I.R. identification number.
    (c) Such person's relationship to the issuer (e.g., officer, director, 10% Stockholder, or member of immediate family of any of the foregoing.
    (d) Such person's address, including zip code.

3.  (a) Title of the class of securities to be sold.
    (b) Name and address of each broker through whom the securities are intended to be sold.
    (c) Number of shares or other units to be sold (if debt securities, give the aggregate file amount..
    (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice.
    (e) Number of shares or other units of the class outstanding, or if debt securities the fact amount thereof outstanding, as shown by the most recent report or statement published by the issuer.
    (f) Approximate date on which the securities are to be sold.
    (g) Name of each securities exchange, if any, on which the securities are intended to be sold.

SEC  1147 (5-96)

                        TABLE I - SECURITIES TO BE SOLD
              Furnish the following information with respect to the
        acquisition of the securities to be sold And with respect to the payment of all or any part of the purchase price or other
                             consideration therefor:
    --------------- ------------- ----------------------------- ------------------------------ ------------------------------------
      Title of        Date you       Nature of Acquisition     Name of Person from Whom        Amount of    Date of    Nature of
      the Class       Acquired            Transaction          Acquired (If gift, also         Securities   Payment    Payment
                                                               give date donor acquired)       Acquired

    Common Stock    03-21-97        Open Market Acquisition      N/A                           101,861      03-21-97    Cash
    --------------- ------------- ----------------------------- ------------------------------ ------------------------------------
    --------------- ------------- ----------------------------- ------------------------------ ------------------------------------







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
INSTRUCTIONS: 1. If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.
2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, part or other option to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full Information with respect thereto.


               TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS
Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.
    ------------------------------------------------ --------------------------------- --------------- ------------------ ----------
                                                                                                           Amount of          Gross
              Name and Address of Seller                 Title of Securities Sold       Date of Sale    Securities Sold     Proceeds
    ------------------------------------------------ --------------------------------- --------------- ------------------ ----------
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

REMARKS:



INSTRUCTIONS:
See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as To the person for whose account the securities are to be sold but also as to all other persons included In that definition. In addition, information shall be given as to sales by all persons whose sales are of the Required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person.
Filing this notice.

  12-29-98
__________________
 DATE OF NOTICE


The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations Issuer of the securities to be sold which has not been publicly disclosed


  /S/ Guy B. Snowden
__________________________
      (SIGNATURE)


This notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.
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      ATTENTION: Intentionally misstatements or omission of facts constitute
                 Federal Criminal Violations (See 18 U.S.C. 1001)
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SEC 1147 (5-96)